                                                            CTA PUBLIC RELATIONS
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     Teton Petroleum Raises $2.5 million Private Placement with Significant
   Institutional Participation; Russian oil revenues increase dramatically in the Third Quarter

STEAMBOAT  SPRINGS,  Colo.,  December 3, 2002--  Teton  Petroleum  Company  (OTC
Bulletin  Board:  TTPT,  Frankfurt:   TP9)  announced  the  Company  has  raised
$2,500,000  from a private  placement of its common  shares.  The  investment in
Teton was led by Global  Undervalued  Securities  Master Fund LP, of Fort Worth,
TX, and also included several other institutional investment sources,  including the Arlington Group PLC, and Lion Resource Management, based in London, England.
In addition, the Company converted $4.4 million in convertible debentures, which now makes  Teton debt free.

"The recent private  placement in Teton provides working capital,  which will be used to drill more wells in 2003 and  increase  its  production  in Russia.  The increased  production  will  enable the company to  increase  its sales  revenue substantially  from the additional oil produced," said Tom Conroy, CFO of Teton.
The current amount of shares outstanding, including the conversion of debentures and the private placement, are 58.55 million shares.

The Company  announced  its results for the third  quarter and nine months ended
September 30, 2002. Revenues for the third quarter of 2002 increased to a record
$2.2 million  compared to the third quarter 2001  revenues of $402,000.  For the past nine months  revenues  increased to a record $4.3 million  compared to $1.1 million for the first nine months of 2001.

"We are extremely pleased to have significantly increased our revenues in Russia this year.  This is a direct  result of our  successful  drilling  program which increased our daily oil production to 1,700 barrels per day in the third quarter
2002,  a  significant  increase  from 500 barrels  per day in the third  quarter
2001", said H. Howard Cooper, President and CEO of Teton.

In the third quarter, Teton continued to cut its operating expenses and reported a net cash loss of $600,000 or ($0.03) per fully diluted share versus a net loss of $1,224,000  or ($0.06) per fully  diluted share for the Second  Quarter 2002.
During  the first  three  quarters  of 2002,  Teton  reported a net loss of $8.0 million  or  ($0.26)  per  share  which  included  a one time  non-cash  expense attributed  to Teton's  convertible  debentures  of $5.5  million or ($0.18) per share.

Teton  Petroleum  is an  independent  oil and  gas  exploration  and  production company, with its principal operations in Russia.  Additional  information about
Teton is available at its web site, www.tetonpetroleum.com.

This press  release may make  forward-looking  statements,  which are subject to various uncertainties and risks that could affect their outcome.  Factors, which could  cause or  contribute  to  differences  include,  but are not  limited to, economic conditions,  product demand and sales, interest rates, foreign currency exchange  rates,  competition  and  competitors'  actions,  and  changes  in the petroleum  industry.  Please refer to the  company's  10-K,  10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or  solicitation  of an offer to buy Teton Petroleum securities.

For further  information,  please contact:  USA, Greg Powell,  General  Manager,
greg@ctapr.com,  or Bevo Beaven,  Vice President,  both of CTA Public Relations,
+1-303-665-4200;  or CANADA, John Robinson of Current Capital,  +1-416-860-0211,
john@currentcapital.com;

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